Exhibit 10.15
EASTMAN CHEMICAL COMPANY
AWARD NOTICE FOR GRANT OF PERFORMANCE SHARES

Grantee: [NAME]

Performance Period: January 1, 2026 through December 31, 2028

Number of Performance Shares Granted ("Target Award"): [X]

Grant Date: February [ ], 2026

    This Award Notice for the Grant of Performance Shares (this "Award Notice") by and between Eastman Chemical Company ("Company") and the Grantee named above (referred to below as "you") evidences the grant by the Company of performance shares ("Performance Shares" or the "Award") to you on the date stated above (the "Grant Date") and your acceptance of such Performance Shares in accordance with the provisions of the Eastman Chemical Company 2021 Omnibus Stock Compensation Plan, as amended from time to time (the "Plan") and the provisions of the 2026-2028 Performance Share Award Subplan (the "Subplan"). For purposes of this Award Notice, any references to the Plan shall include the Subplan.

    The Performance Shares are subject to the terms and conditions set forth in the Plan (which is incorporated herein by reference), any rules and regulations adopted by the Board of Directors of the Company or the Compensation and Management Development Committee (collectively, the "Committee"), and this Award Notice. In the event of any conflict between the provisions of the Plan and the provisions of this Award Notice, the terms, conditions, and provisions of the Plan shall control, and this Award Notice shall be deemed to be modified accordingly. Capitalized terms used in this Award Notice that are not defined herein shall have the meanings set forth in the Plan. For purposes of this Award Notice, "Employer" means the Subsidiary that employs you, if you are not employed directly by the Company.

1.Performance Share Grant. You have been granted the number of Performance Shares specified above as the Target Award. Each Performance Share represents the right to receive a number of shares of the Company's $.01 par value Common Stock ("Common Stock") upon the attainment of specified performance conditions by the Company; provided, however, that any fractional share of Common Stock shall be paid in cash in an amount representing the market value of such fractional share at the time of payment.

2.Performance Conditions. The Performance Shares are subject to the attainment of the following performance conditions as defined in Section 6(c) of the Subplan and as specifically set forth in Exhibit A of this Award Notice (the "Performance Conditions"):

(a)     a comparison of the total stockholder return (referred to in the Subplan as "TSR," and reflecting both the change in stock price and the amount of dividends declared) of the Company during the Performance Period, to the TSRs of the companies in the Comparison Group (defined as the group of companies within the Standard and Poor’s “Materials Sector” that are classified as chemical companies excluding The Chemours Company and Rayonier Advanced Materials and also including Celanese Corporation, Westlake Chemical Corporation, and Huntsman Corporation; the S&P “Materials Sector” index, identified as Global Industry Classification Standard 15, is an index of industrial companies selected from the S&P “Super Composite 1500” index); and

(b)    the arithmetic average for each of the Performance Years during the Performance Period of the Company’s average Return on Invested Capital.

3.Vesting of Performance Shares. Subject to Sections 7 and 8 of this Award Notice, if you remain in Continuous Status as a Participant (as further defined in the Plan) with your Employer, the Company or one of its Subsidiaries during the Performance Period, you shall become vested in the number of Performance Shares that is equal to (x) the Target Award multiplied by (y) the multiplier as set forth in Exhibit A of this Award Notice corresponding to the Company's achievement of the Performance Conditions ("Actual Earned Shares").

Exhibit 10.15
4.Settlement of Performance Shares. The Company shall direct its transfer agent to issue you one (1) share of Common Stock for each Actual Earned Share in your name or a nominee in book entry, as soon as administratively practicable after the end of the Performance Period and final approval by the Committee, and in any event within 2.5 months after the end of the Performance Period.

5.Non-transferability of Performance Shares; Limitation on Issuance of Shares. The Performance Shares are not transferable except by will or by the laws of descent and distribution, and may not be sold, assigned, pledged or encumbered in any way, whether by operation of law or otherwise. Following the Performance Period, certificates for the shares of Common Stock underlying the Actual Earned Shares may be issued during your lifetime only to you, except in the case of a permanent disability involving mental incapacity. Upon your death, any unissued shares of Common Stock underlying the Actual Earned Shares may be transferred to your legal representative as determined under applicable law, subject to the terms set forth in Section 7 of this Award Notice.

6.Limitation of Rights. You will not have any rights as a stockholder with respect to the shares of Common Stock underlying the Performance Shares until you become the holder of record of such shares following the determination of the Actual Earned Shares upon conclusion of the Performance Period and the issuance of such shares to you pursuant to Section 4 of this Award Notice.

7.Termination of Continuous Status as a Participant.

(a)    Upon a termination of your Continuous Status as a Participant (as defined in the Plan) with your Employer, the Company or any of its Subsidiaries by reason of a Qualifying Termination (as defined below) or by reason of death or Disability, or for another approved reason as determined by the Committee (in the case of the executive officers) or the executive officer responsible for Human Resources (in the case of non-executive employees), you (or your legal representative, as applicable) will receive within 2.5 months after the end of the Performance Period, subject to the terms and conditions of the Plan, a pro-rata portion of the Actual Earned Shares that you otherwise would have received had you remained in Continuous Status as a Participant with your Employer, the Company or one of its Subsidiaries during the entire Performance Period based upon the number of full months in which you were in Continuous Status as a Participant during the Performance Period. For purposes of this Award Notice, a “Qualifying Termination” means a termination of your Continuous Status as a Participant by reason of resignation or without Cause when:

•your combined age and years of service with your Employer, the Company and its Subsidiaries equals or exceeds 75;
•you have attained age 55 and 10 years of service with your Employer, the Company and its Subsidiaries;
•you had attained age 50 or greater as of your hire date and you have attained 5 years of service with your Employer, the Company and its Subsidiaries; or
•you have attained age 65.

(b)     Notwithstanding the foregoing Section 7(a), if you provide Advance Notice of Intent to Retire, as defined below, and there is a termination of your Continuous Status as a Participant by reason of termination without Cause during the twelve (12) to thirty-six (36) month notice period following such Advance Notice of Intent to Retire, then you (or your legal representative, as applicable) will receive within 2.5 months after the end of the Performance Period, subject to the terms and conditions of the Plan, the Actual Earned Shares that you otherwise would have received had you remained in Continuous Status as a Participant with your Employer, the Company or one of its Subsidiaries during the entire Performance Period.
(i)    Advance Notice of Intent to Retire. The Participant must provide at twelve (12) to thirty-six (36) months’ advance written notice to the Company of the Participant’s intent to retire. Such notice shall be provided to the Company’s Chief Human Resources Officer (or such other officer as the Committee may designate from time to time) and shall specify the general timeframe within which the Participant intends to retire. (Form attached in Addendum 2 of this document.)

Exhibit 10.15

(ii)    Formal Notice of Commitment to Retire. The Participant must provide at least ninety (90) days’ advance written notice to the Company of the Participant’s commitment to retire, setting forth a formal retirement date. Such notice shall be provided to the Company’s Chief Human Resources Officer (or such other officer as the Committee may designate from time to time) and shall specify the exact date on which the Participant will retire. (Form attached in Addendum 2 of this document.)
(c)    Upon termination of your Continuous Status as a Participant with your Employer, the Company or any of its Subsidiaries for reasons other than those described in Section 7(a) above, including termination for Cause, your Performance Shares shall be immediately canceled and forfeited. In such event, neither you nor any of your successors, heirs, assigns or personal representatives will thereafter have any further rights or interest in such shares or otherwise in this Award. For purposes of the foregoing, “Cause” shall have the same meaning as set forth in the Plan.

8.Income Tax and Social Insurance Contributions Withholding.

(a)    Regardless of any action the Company or your Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including the grant of the Performance Shares, settlement or payment of the Performance Shares pursuant to the attainment of the performance objectives, and the subsequent sale of any shares of Common Stock acquired pursuant to the Performance Shares and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate your liability for Tax-Related Items.

(b)    Prior to the delivery of shares of Common Stock upon settlement or payment of the Performance Shares pursuant to the attainment of the performance objectives, if your country of residence (and/or your country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole shares of Common Stock otherwise issuable under the Performance Shares that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld. In cases where the Fair Market Value of the number of whole shares of Common Stock withheld is greater than the Tax-Related Items required to be withheld, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, the Company or your Employer may withhold the Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from your regular salary/wages, or from any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock by the Company or through the withholding of cash from your regular salary/wages or any other amounts payable to you, no shares of Common Stock will be issued to you (or your estate) upon settlement or payment of the Performance Shares unless and until satisfactory arrangements (as determined by the Board of Directors) have been made by you with respect to the payment of any Tax-Related Items which the Company and your Employer determine, in their sole discretion, must be withheld or collected with respect to such Award. If you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or your Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. By accepting the Performance Shares, you expressly consent to the withholding of shares of Common Stock and/or the withholding of cash from your regular salary/wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the Performance Shares and any shares of Common Stock delivered in payment thereof are your sole responsibility.

9.Noncompetition; Confidentiality. You will not, without the written consent of the Company, either during your employment with your Employer, the Company or any of its Subsidiaries or thereafter, disclose to anyone or make use of any confidential information which you have acquired during your employment relating to any of the business of your Employer, the Company or any of its Subsidiaries, except as such disclosure or use may be required in

Exhibit 10.15
connection with your work as an employee of the Company. Nothing in this Agreement shall prohibit an employee from disclosing Confidential Information that (1) is made by me  (a) in confidence to a federal, state or local government official; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  See Eastman’s “Notice to Employees Concerning Immunity from Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing.” During your employment with your Employer, the Company, or any of its Subsidiaries, and for a period of two (2) years after the termination of such employment, you will not, either as principal, agent, consultant, employee or otherwise, engage in any work or other activity in competition with the Company in the field or fields in which you have worked for your Employer, the Company or any of its Subsidiaries. The provisions in this Section 9 apply separately in the United States and in other countries but only to the extent that its application shall be reasonably necessary for the protection of your Employer, the Company or any of its Subsidiaries. You will forfeit all rights under this Award Notice to or related to the Performance Shares if, in the determination of the Committee (in the case of executive officers) or of the executive officer responsible for Human Resources (in the case of non-executive employees), you have violated any of the provisions of this Section 9, and in that event any payment or other action with respect to the Performance Shares shall be made or taken, if at all, in the sole discretion of the Committee or the executive officer responsible for Human Resources.

10.Restrictions on Issuance of Shares. If at any time the Company determines that listing, registration or qualification of the shares of Common Stock covered by an Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable prior to the delivery of Common Stock subject to the Performance Shares, no such Common Stock may be delivered unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

11.Change in Ownership; Change in Control. Sections 13.5 and 13.6 of the Plan contain certain special provisions that will apply in the event of a Change in Ownership or Change in Control, respectively.

12.Adjustment of Terms. If the number of outstanding shares of Common Stock changes through the declaration of stock dividends or stock splits prior to the settlement of the Performance Shares, the shares of Common Stock subject to this Award automatically will be adjusted, according to the provisions of Article 14 of the Plan. In the event of any other change in the capital structure of the shares of Common Stock or other corporate events or transactions involving the Company, the Committee is authorized to make appropriate adjustments to this Award.

13.Adjustment of Actual Grant Amount. The Committee may, in its sole discretion, adjust the Actual Earned Shares to reflect any unusual or infrequent event affecting overall Company performance and business and financial conditions not anticipated when the Performance Conditions were initially determined, such as a merger, acquisition or divestiture involving the Company or its subsidiaries.

14.Reimbursement of Certain Compensation. The Award (including any shares of Common Stock received upon payout of the Award and any amount received for the sale of such shares) is subject to the provisions of the Plan and any applicable law (including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, and implementing rules and regulations of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”)) or Company policy (including the Eastman Chemical Company Incentive Pay Clawback Policy as adopted by the Committee on October 4, 2023, and the Eastman Chemical Company Compensation Clawback Policy for Detrimental Conduct as adopted by the Committee on December 4, 2024, each as may be amended from time to time consistent with and to conform to SEC and NYSE rules and regulations or otherwise) requiring reimbursement to the Company of certain incentive-based compensation following an accounting restatement due to material non-compliance by the Company with any financial reporting requirement or due to other events or conditions. For purposes of the foregoing, you expressly and explicitly authorize the Company to issue instructions, on your behalf, to any brokerage firm or third-party administrator engaged by the Company to hold your shares of Common Stock and other amounts acquired under the Plan to re-convey, transfer, or otherwise return such shares of Common Stock and/or other amounts to the Company.

15.Repatriation and Legal/Tax Compliance Requirements. If you are a resident of or employed in a country other than the United States, you agree, as a condition of the grant of the Performance Shares, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan (including, but not limited to,

Exhibit 10.15
dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to this Award) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by your Employer, the Company or any of its Subsidiaries as may be required to allow your Employer, the Company or any of its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions that may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

If you are resident or employed in a country that is a member of the European Union, the grant of the Performance Shares and this Award Notice is intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Award Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

16.No Guarantee of Employment. The grant of the Performance Shares shall not create any employment relationship with the Company or any of its Subsidiaries. Further, the grant of the Performance Shares shall not confer upon you any right of continued employment with your Employer nor limit in any way the right of your Employer to terminate your employment at any time.

17.Discretionary Nature of Grant; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Performance Shares under the Plan does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, and the vesting provisions. Any amendment, modification or termination of the Plan or the Subplan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

18.Currency Fluctuation. Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the local currency of your country of residence and the U.S. dollar that may affect the value of the Performance Shares or of any amounts due to you pursuant to the settlement of the Performance Shares or the subsequent sale of any shares of Common Stock acquired upon settlement of the Performance Shares.

19.Termination Indemnities. Your participation in the Plan and Subplan is voluntary. The value of the Performance Shares and any other awards granted under the Plan and Subplan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the Plan or Subplan, including the grant of the Performance Shares, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

20.Data Privacy. The Company is located at 200 South Wilcox Drive, Kingsport, Tennessee 37662, U.S.A. and grants Performance Shares under the Plan to employees of the Company and its Affiliates and Subsidiaries in its sole discretion. In conjunction with the Company’s grant of the Performance Shares under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting the grant of the Performance Shares, you expressly and explicitly consent to the Personal Data Activities as described herein.

(a)Data Collection, Processing and Usage. The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Performance Shares or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or your Employer. In granting the Performance Shares under the Plan, the Company will collect your personal data for purposes of allocating shares of Common Stock and

Exhibit 10.15
implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and usage of your personal data is your consent.

(b)Stock Plan Administration Service Provider. The Company transfers your personal data to Fidelity Stock Plan Services LLC, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan (the “Stock Plan Administrator”). In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade shares of Common Stock acquired under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan.

(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent.

(d)Voluntary Participation and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you may be unable to participate in the Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with the Plan.

(e)Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local HR manager or the Company’s Human Resources Department.

21.Private Placement. If you are a resident and/or employed outside of the United States, the grant of the Performance Shares is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Performance Shares are not subject to the supervision of the local securities authorities.

22.Insider Trading/Market Abuse Laws. By participating in the Plan, you agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to you). You further acknowledge that, depending on your or your broker’s country of residence or where the shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of the shares of Common Stock, rights to shares of Common Stock (e.g., Performance Shares) or rights linked to the value of shares of Common Stock, during such times you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in your country of employment (and country of residence, if different)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possess inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. You understand that third parties include fellow employees. Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and that you should therefore consult your personal advisor on this matter.

23.Electronic Delivery. The Company, in its sole discretion, may decide to deliver any documents related to the Performance Shares to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Exhibit 10.15
24.English Language. If you are resident outside of the United States, you acknowledge and agree that it is your express intent that the Award Notice, the Plan, the Subplan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Performance Shares, be drawn up in English. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Award Notice. If you have received the Award Notice, the Plan or any other documents related to the Performance Shares translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

25.Addendum. Notwithstanding any provisions of the Award Notice to the contrary, the Performance Shares shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as set forth in the applicable Addendum to the Award Notice. Further, if you transfer residence and/or employment to another country reflected in an Addendum to the Award Notice, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Performance Shares, the Plan, and the Subplan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of the Performance Shares Notice.

26.Additional Requirements. The Company reserves the right to impose other requirements on the Performance Shares, any payment made pursuant to the Performance Shares, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Performance Shares and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

27.Governing Law. This Award Notice shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware (USA), excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

28.Venue. In accepting the Performance Shares grant, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Tennessee of the United States of America to resolve any and all issues that may arise out of or relate to the Performance Shares and the Award Notice.

29.Binding Effect. This Award Notice shall be binding upon the Company and you and its and your respective heirs, executors, administrators and successors.

30.Conflict. To the extent the terms of the Award Notice are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of the Award Notice.

31.Non-Negotiable Terms. The terms of the Award Notice are not negotiable, but you may refuse to accept the Performance Shares by notifying the Company’s executive officer responsible for Human Resources in writing; any such refusal of acceptance will immediately cancel and forfeit the award.

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Exhibit 10.15
EXHIBIT A

2026-2028 Performance Share Performance Measure Goals

On file with Eastman Chemical Company